Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ServisFirst Bancshares, Inc.

Birmingham, Alabama

We consent to the incorporation by reference in the Registration Statements on Forms  S 8 (Nos. 333 170507, 333 196825 and 333 213869) and Forms S 3 (No. 333 281252)  of ServisFirst Bancshares, Inc. of our reports dated March 3, 2025, with respect to the consolidated financial statements of ServisFirst Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10 K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Tampa, Florida

March 3, 2025